Exhibit 10.12

TERMINATION AGREEMENT

Termination Agreement (the “Agreement”) dated January 4, 2003 among Medical Staffing Network, Inc. (the “Company”), a Delaware corporation located at 901 Yamato Road, Suite 110, Boca Raton, Florida 33431, Medical Staffing Network Holdings, Inc. (“Holdings”) f/k/a MSN Holdings, Inc., a Delaware corporation located at 901 Yamato Road, Suite 110, Boca Raton, Florida 33431, and Linda K. Duval (the “Executive”), an individual residing at 6264 N. W. 102nd Way, Parkland, Florida 33076.

Recitals

A.            The Company, Holdings and the Executive are parties to an Amended and Restated Employment Agreement (the “Employment Agreement”) dated August 20, 2001, as amended October 26, 2001.

B.            The Company, Holdings and the Executive desire to terminate the Employment Agreement subject to the terms and conditions of this Agreement.

C.            All terms not otherwise defined in this Agreement shall have the meanings given them in the Employment Agreement.

Agreement

1.             Termination of Employment Agreement.  Effective as of the date of this Agreement, the Employment Agreement is terminated, and the Company and Holdings shall have no obligations to the Executive, and the Executive shall have no obligations to the Company or Holdings, except as set forth in this Agreement.  The Executive hereby resigns from her position as Executive Vice President of the Company.

2.             Payment Upon Termination.  Upon execution of this Agreement, the Company shall pay to the Executive through January 4, 2003 (i) all accrued but unpaid Salary, all accrued but unused vacation for the period preceding the date of this Agreement and all other accrued compensation and (ii) all unreimbursed expenses incurred by the Executive.

3.             New Employment Position with Company; Employment Benefits.  Upon execution of this Agreement, the Executive shall become an “at will” employee of the Company holding the position of Vice President — Business Development.  All accrued, but unused sick and personal days for the period preceding the date of this Agreement shall be carried over pursuant to the policies and procedures of the Company.  In addition, the Company shall provide, at no cost to the Executive, (i) comprehensive health and major medical insurance coverage for the Executive and her spouse, domestic partner and minor children and (ii) a life insurance policy from a nationally recognized insurance carrier providing a death benefit equal to one year of the Executive’s base salary and designation by the Executive of the beneficiary or beneficiaries of the proceeds of such life insurance policy.  The Executive shall be entitled to participate in stock option plans, bonus compensation plans and other employee benefit plans offered by the Company to other employees of like status in the Company as the Executive on the terms specified in such plans.

4.             Release by Executive.  The Executive, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby releases and forever discharges the Company and Holdings, and their respective predecessors, subsidiaries, affiliates, officers, employees, shareholders, directors, insurers, sureties, successors and assigns (collectively, the “Company Releasees”) from any and all claims, obligations, actions, causes of action, claims at law or in equity, suits, liens, encumbrances, contracts, agreements, promises, liabilities, demands, controversies, damages, losses, debts, dues, fees, costs or expenses of any nature whatsoever, whether known or unknown, fixed or contingent, which the Executive may now have, may have had or may hereafter have against the Company Releasees by reason of any matter, cause, happening or thing occurring on or before the date of this Agreement including, but not limited to, any matter, cause, happening or thing arising out of or related to the Executive’s involvement, association or participation in any way with the Company Releasees but excluding the right of the Executive to enforce her rights under this Agreement.

The Executive also understands and agrees that this provision acquits, releases and forever discharges the Company Releasees of and from any and all claims, actions, causes or causes of action, suits, demands, damages, losses, obligations, debts, dues or other liabilities, whether arising at law or in equity, which the Executive may have sustained, has now sustained or may hereafter sustain or which the Executive may have had, may now have or may hereafter have because of the claims of any third parties, whether known or unknown, anticipated or unanticipated, arising out of or related to the Executive’s involvement, association or participation in any way with the Company Releasees, except the right of the Executive to enforce her rights under this Agreement.

5.             Federal Income Tax Withholding.  The Company may withhold from amounts payable under this Agreement, or arrange for the payment of, federal, state, local or other taxes as required pursuant to law or governmental regulation or ruling.

6.             Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument signed by the party charged with the waiver or estoppel.  No written waiver shall be deemed to be a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of the term or condition for the future or as to any act other than that specifically waived.

7.             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to conflicts of law principles.

8.             Attorneys’ Fees.  If litigation is brought concerning this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party, and the non-prevailing party shall immediately pay upon demand, all reasonable attorneys’ fees and expenses of the prevailing party.  Except as otherwise provided in this Agreement, each party shall pay its own legal fees and disbursements and other expenses incurred in connection with this Agreement.

9.             Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested (deemed delivered five business days after the date sent) addressed to the address of the applicable party appearing in the preamble of this Agreement.  Any party may by notice given in accordance with this Section to the other party designate another address or person for receipt of notices.

10.           Binding Effect.  This Agreement shall inure to the benefit of and be legally binding upon all successors and assigns of the respective parties.

11.           Entire Agreement; Amendment.  This Agreement constitutes the entire understanding of the parties and supersedes all prior discussions, negotiations, agreements and understandings, whether oral or written, with respect to its subject matter.  This Agreement may be modified only by a written instrument properly executed by the Executive, the Company and Holdings.

12.           Severability.  If any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision which comes closest to the intent of the parties.

13.           Dispute Resolution Procedure.  The parties agree that any dispute arising out of this Agreement, shall be resolved under the following procedures:

13.1         The party claiming to be aggrieved shall furnish to the other parties a written statement of the grievance identifying any witnesses or documents that support the grievance and the relief requested or proposed.

13.2         If the other party to whom the grievance is directed does not agree within five business days after receipt of the statement to furnish promptly the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved within five business days after receipt of the statement, the parties shall promptly submit the dispute to non-binding mediation before a mediator to be jointly selected by the parties. The Company and the Executive shall each pay one-half of the cost of the mediation; provided, however, if the grievance is not resolved in mediation and litigation is commenced, the non-prevailing party shall reimburse the prevailing party for the cost of the mediation in accordance with Section 10 of this Agreement.

14.           Counterparts.  This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement.

15.           Assurances.  The Executive and the Company agree to execute, acknowledge, deliver and file, or cause to be executed, acknowledged, delivered and filed, all further instruments, agreements or documents as may be necessary to consummate the transactions provided for in this Agreement and to do all further acts necessary to carry out the purpose and intent of this Agreement.

16.           Legal Review.  The Executive acknowledges and agrees that she has had reasonable time to consider this Agreement, has had an opportunity to consult with an attorney of her own choosing, and has relied fully and completely on her own judgment and the advice of her attorneys in deciding whether to execute this Agreement.

17.           WAIVER OF JURY TRIAL.  IF LITIGATION IS BROUGHT CONCERNING THIS AGREEMENT, EACH OF THE PARTIES KNOWINGLY AND INTENTIONALLY WAIVES THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY.  THE PARTIES AGREE THAT THIS PROVISION IS A MATERIAL INDUCEMENT TO THE PARTIES’ ENTERING INTO THIS AGREEMENT.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

MEDICAL STAFFING NETWORK, INC.

By:	/s/ Robert J. Adamson
Robert J. Adamson, President

MEDICAL STAFFING NETWORK HOLDINGS, INC.

By:	/s/ Robert J. Adamson
Robert J. Adamson, President

/s/ Linda K. Duval
Linda K. Duval, Individually